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Exhibit 10.37

CONFIDENTIAL PATENT LICENSE, SETTLEMENT,
AND SPECIAL MUTUAL RELEASE AGREEMENT

        This Confidential Patent License, Settlement, and Special Mutual Release Agreement is made as of March    , 2003, by and between DOV Pharmaceutical, Inc., a Delaware corporation having its principal place of business at 433 Hackensack Avenue, Hackensack, New Jersey, U.S.A. 07601 ("DOV"), Biovail Laboratories Incorporated, a Barbados corporation whose head office is located at Chelston Park, Building 2, Collymore Rock, St. Michael BH1, Barbados, West Indies ("Biovail Labs"), and Biovail Corporation, a Canadian corporation whose head office is located at 7150 Mississauga Road, Mississauga, Ontario L5L 1J9, Canada ("Biovail").

Article I
(Definitions and Background)

1.1  Defined Terms.

        The following terms, when used in capitalized form in this Agreement, shall have the meanings set forth below:

        (a)  "2001 Agreement" means the License, Research and Development Agreement between DOV and Biovail Labs having an effective date of January 12, 2001, as amended pursuant to the Amendment to License, Research and Development Agreement between DOV and Biovail Labs dated July 18, 2002.

        (b)  "Affiliate" when used with reference to a Party means any entity controlling, controlled by or under common control with such Party. For purposes hereof, "control" shall mean ownership, directly or indirectly, of more than 50% of the securities having the right to vote for election of directors in the case of a corporation, and more than 50% of the beneficial interest in the capital in the case of an entity other than a corporation. Affiliate shall also include a joint venture partner.

        (c)  "Agreement" means this Confidential Patent License, Settlement, and Special Mutual Release Agreement, including all schedules hereto; and "hereof," "hereto" and "hereunder" and similar expressions mean and refer to this Agreement and not solely to any particular article or section hereof.

        (d)  "Andrx" means Andrx Pharmaceuticals, Inc.

        (e)  "Andrx Litigation" means the patent infringement action styled Biovail Laboratories, Inc. v. Andrx Pharmaceuticals, Inc. (S.D. Fla. Case No. 01-6548).

        (f)    "Best Efforts" means those efforts, including incurrence of expenses directed toward a determined objective, that would be made by a reasonably prudent company acting in good faith and in the exercise of reasonable commercial judgment with reference to the practice, process and speed normally found in the pharmaceutical industry.

        (g)  "Cardizem LA" means the branded diltiazem-based pharmaceutical for the treatment of hypertension approved by the FDA on February 7, 2003 under Biovail's NDA 21-392, and any other diltiazem based pharmaceutical product approved by the FDA under NDA 21-392, or any amendments or supplements thereto.

        (h)  "Confidential Information" means all information and data, in any form, including any information or data on chemical structures, unpublished clinical trial results, diagnoses, mechanisms of action, analytical techniques, chemical syntheses, manufacturing processes, markets, customers, suppliers, patents or patent applications, inventions, know-how, trade secrets, products, procedures, designs, formulas, business plans, financial projections, and other aspects of a Party's present or future business, the secrecy of which confers a competitive advantage upon that Party or that is clearly marked by such Party as confidential.

        (i)    "CTA" means Clinical Trial Authorization issued by the Therapeutic Products Directorate of Health Canada.

        (j)    "DOV Intellectual Property" means the DOV Know-How, the DOV Patent and any discoveries, inventions, formulations, processes, methods, techniques, know-how, formulae, compositions, compounds or applications, etc., relating to the DOV Know-How or the DOV Patent made by DOV or Biovail or Biovail Labs, or licensed to Biovail or Biovail Labs, during the term of the 2001 Agreement.

        (k)  "DOV Know-How" means all Confidential Information furnished by DOV to Biovail or to Biovail Labs pursuant to Section 2.3 of the 2001 Agreement that is owned or controlled by or licensed (with right of or consent to sublicense) to DOV as of the date so furnished.

        (l)    "DOV Patent" means that patent for extended release formulation of diltiazem hydrochloride, U.S. patent no. 6,162,463, issued to Arnold Lippa on December 19, 2000, and assigned to DOV, any continuations, continuations in part, re-issues or extensions of that patent, and all corresponding foreign patents and patent applications.

        (m)  "DOV Royalty Product" means any Product in the Field for which DOV obtains Marketing Authorization.

        (n)  "DOV Sublicensee" means any person sublicensed by DOV to Manufacture and/or Market a DOV Royalty Product.

        (o)  "Effective Date" means the date on which this Agreement has been executed by all the Parties.

        (p)  "FDA" means the United States Food and Drug Administration or any successor thereto.

        (q)  "Field" means drug formulations for the treatment, including suppression of angina and hypertension, of any disease or medical condition, except in the Tiazac Field.

        (r)  "FTC" means the United States Federal Trade Commission.

        (s)  "Guaranty" means the Guaranty entered into as of January 12, 2001 by and between Biovail in favor and for the benefit of DOV.

        (t)    "Limited Patent License" shall have the meaning set forth in Section 3.1.

        (u)  "Manufacture" means to process, prepare, make, test, package, or label, and "Manufacturing" and "Manufactured" have a corresponding meaning.

        (v)  "Market" means to promote, distribute, test, market, advertise, sell, or offer to sell, and "Marketing" and "Marketed" have a corresponding meaning.

        (w)  "Marketing Authorization" means any authorization that is legally required under applicable laws, regulations, or administrative decisions to Manufacture or Market the Product in any country including any governmental price approval or reimbursement approved under a national health insurance system.

        (x)  "Net Sales" means the gross sales of all DOV Royalty Product sold by DOV, or DOV Sublicensees, and their respective Affiliates as reflected in invoices issued by all such sellers during the period in question, but excluding sales by DOV, or an Affiliate of DOV to an Affiliate of DOV or to a DOV Sublicensee for resale by such Affiliate or DOV Sublicensee, less:

  (i)
  allowances, chargebacks and credits to customers on account of rejection, return, withdrawal, or recall of DOV Royalty Product;

  (ii)
  regular trade, quantity and cash discounts;

  (iii)
  deductions of freight allowances and commissions;

  (iv)
  sales, use, excise or value-added or other taxes imposed upon the sale of DOV Royalty Product; and

  (v)
  customs and duties related to such sales.

        (y)  "Party" means, as the context requires, DOV, Biovail Labs or Biovail, and "Parties" means each of them.

        (z)  "Product" means any extended release formulation of diltiazem using or based upon, directly or indirectly, the DOV Intellectual Property and/or falling within the scope of the DOV Patent, but does not include any formulation of Cardizem CD (branded or generic), Tiazac (branded or generic), Dilacor XR generic, or Cardizem LA, or any modifications to any of those products resulting solely from changes or variations in, or modifications to, the manufacturing processes by which any of them is made.

        (aa) "Supporting Data" means all data and information owned or controlled by Biovail and/or Biovail Labs relating to:

  (i)
  the pharmacological or toxicological properties of any Product;

  (ii)
  any pre-clinical or clinical testing and experience in relation to any Product, including but not limited to the clinical treatment authority records and all manufacturing and other information, including formulation and batch records, necessary for DOV to file a CTA to conduct a fed/fasted study of any Product that Biovail and any of its Affiliates have worked to develop since the effective date of the 2001 Agreement and efficiently to secure the services of a formulation and production vendor;

  (iii)
  the chemical composition, manufacturing processes and quality control testing of any Product; and

  (iv)
  all other discoveries, inventions, formulations, processes, methods, know-how, techniques, formulae, compositions, compounds, or applications, etc., relating to the DOV Patent made after the effective date of the 2001 Agreement.

        (bb) "Tiazac Field" means any extended release formulation of diltiazem that has been approved by the FDA for sale pursuant to NDA 20-401, or that is described in any ANDA for which approval is sought by referencing NDA 20-401.

1.2  Background.

  (a)
  DOV is the owner of the entire right, title and interest to the DOV Patent.

        (b)  Pursuant to the terms and conditions of the 2001 Agreement, DOV granted to Biovail Labs an exclusive, worldwide license under the DOV Intellectual Property, including an exclusive license to all substantial rights under the DOV Patent, to, inter alia, Manufacture and Market the product that was the subject of the 2001 Agreement in the Field. In consideration of those exclusive rights, Biovail Labs agreed to make certain payments to DOV as set forth in Article V of the 2001 Agreement. Pursuant to Articles III, IV, and VI of the 2001 Agreement, each of Biovail Labs and DOV agreed to use its Best Efforts to formulate, research, clinically develop, manufacture, obtain marketing authorization and market the Product on the terms set forth in the 2001 Agreement. Biovail and/or its Affiliates have invested more than $2,000,000 to develop a Product since the effective date of the 2001 Agreement.

        (c)  Pursuant to the Guaranty, Biovail irrevocably and unconditionally guaranteed the full and punctual performance to DOV of all obligations of Biovail Labs in or arising out of or relating to the 2001 Agreement.

        (d)  On April 5, 2001, Biovail Labs filed its complaint in the Andrx Litigation. Biovail asserted that Andrx's generic version of the formulation of Tiazac approved pursuant to NDA 20-401 infringed the DOV Patent. Andrx asserted counterclaims against Biovail Labs concerning the validity of the DOV Patent. Biovail Labs and Andrx dismissed their respective claims in the Andrx Litigation, and entered into a mutual release, in June 2002. Biovail has asserted that DOV is required to reimburse Biovail Labs pursuant to Section 7.7 of the 2001 Agreement for all legal costs and expenses incurred by Biovail Labs in connection with the patent infringement litigation against Andrx, up to a maximum of $1.5 million. Biovail has also asserted other claims against DOV arising under or relating to the 2001 Agreement and the DOV Patent. DOV has denied that it has any liability to Biovail.

        (e)  On July 9, 2001, the FTC issued a Resolution Authorizing Use of Compulsory Process in a Non-Public Investigation in File No. 011-0094. Among other things, the nature and scope of the FTC investigation was to determine whether Biovail's acquisition of exclusive rights to the DOV Patent violated the United States antitrust laws and whether Biovail, DOV, or any other person entered into the 2001 Agreement for the purpose of restricting entry into the generic market for any diltiazem-based pharmaceutical product. DOV has asserted that Biovail is liable to indemnify DOV pursuant to Section 9.1 of the 2001 Agreement for all damages, losses, costs, or expenses (including reasonable attorneys' and professional fees and other expenses) resulting from the FTC investigation. DOV has also asserted other claims against Biovail arising under or relating to the 2001 Agreement and the DOV Patent. Biovail has denied that it has any liability to DOV.

        (f)    The Parties have now agreed to terminate the 2001 Agreement, to resolve fully all disputes concerning their respective rights and obligations thereunder (including but not limited to the claims for reimbursement and indemnification asserted by Biovail Labs and DOV, respectively), and to resolve fully all other claims that any Party may have against another Party arising under or relating to the 2001 Agreement or the DOV Patent. Further, Biovail Labs desires, and DOV has agreed to grant to Biovail Labs, the Limited Patent License.

        NOW THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth, the Parties hereby agree as follows:

Article II
(Termination of the 2001 Agreement)

2.1  Termination of 2001 Agreement.

        (a)  The 2001 Agreement shall terminate immediately upon the Effective Date. Notwithstanding Section 12.4(e) of the 2001 Agreement, the Parties shall have no rights or obligations under the following provisions of the 2001 Agreement:

  (i)
  Section 12.4 (a) and (b);

  (ii)
  Section 7.3;

  (iii)
  Section 7.7;

  (iv)
  Article IX;

  (v)
  Article XIII; and

  (vi)
  Article XIV.

        (b)  The license granted by DOV to Biovail Labs under the 2001 Agreement shall revert to DOV upon the Effective Date.

        (c)  Upon or after the Effective Date, the Parties may issue a press release in the form attached to this Agreement as Schedule 1.

2.2  Transfer of Information Upon Termination.

        (a)  As soon as reasonably practicable, but in any event within thirty (30) business days after the Effective Date, each receiving Party shall return to each disclosing Party all such disclosing Party's Confidential Information, or at the request of the disclosing Party, shall destroy such Confidential Information and shall certify such destruction in writing to the disclosing Party.

        (b)  As soon as reasonably practicable, but in any event within thirty (30) business days after the Effective Date, Biovail and Biovail Labs shall return to DOV all DOV Intellectual Property.

        (c)  As soon as reasonably practicable, but in any event within thirty (30) business days after the Effective Date, Biovail and Biovail Labs shall provide to DOV all Supporting Data.

2.3  Termination Payments by the Parties.

        (a)  Within five business days after the Effective Date, Biovail shall pay the amount of $47,789.40 to DOV in respect of Invoice No. 1166 dated December 31, 2002 and submitted by DOV to Biovail Labs on January 14, 2003.

        (b)  In consideration of the termination of the 2001 Agreement and the transfer of all Supporting Data by Biovail and Biovail Labs to DOV:

  (i)
  Within five business days after the Effective Date, DOV shall pay the amount of $1,000,000 to Biovail;

  (ii)
  Within five business days after DOV receives Marketing Authorization for the first DOV Royalty Product, DOV shall make a one-time payment in the amount of $3,000,000 to Biovail; and

  (iii)
  DOV shall pay to Biovail a total royalty of up to $7,500,000, payable at the rate of 3% of the Net Sales of DOV Royalty Product until the total royalty is paid by DOV.

        (c)  DOV shall not be obligated to make any payment to Biovail pursuant to Section 2.3(b)(ii) or (iii) hereof if DOV does not receive Marketing Authorization for the DOV Royalty Product or does not realize such Net Sales.

2.4  Reports and Errors.

        (a)  Commencing with the first commercial sale of a DOV Royalty Product, DOV shall deliver to Biovail, on or before the 60th day of each calendar quarter, the royalty payment required by this Agreement, accompanied by a report signed by an authorized senior officer of DOV for that calendar quarter setting forth, in reasonable detail, and with itemized deductions, the Net Sales of the DOV Royalty Product sold, used, or otherwise disposed of. DOV shall keep and shall cause its Affiliates or DOV Sublicencees to keep accurate records and books of account of all DOV Royalty Product manufactured and sold.

        (b)  Upon 10 days' prior notice to DOV and during normal business hours, but not more frequently than twice per year, Biovail may cause an independent auditor paid for and selected by Biovail (which selection shall be reasonably acceptable to DOV) to inspect such records and books of

DOV and any DOV Affiliate or DOV Sublicensee marketing DOV Royalty Products at their respective facilities for the three-year period immediately preceding the date of inspection to verify the correctness of the reports given to DOV under Section 2.4(a). Only one audit may be conducted in respect of any calendar quarter. The auditor's report shall be confined to the matters required to be reported by DOV to Biovail pursuant to Section 2.4(a). If the auditor determines that actual Net Sales for the calendar quarter being examined exceeded 105% of Net Sales reported, DOV shall reimburse Biovail for the costs of the audit.

        (c)  If such an audit determines that an error in the royalty calculation and payment by DOV has been made, Biovail shall immediately notify DOV of the nature of the error and if (i) the error has resulted in an underpayment of royalty by DOV, it shall pay the balance due within 10 days of its receipt of notice from Biovail, and (ii) if the error has resulted in an overpayment of royalty by DOV, Biovail shall so advise DOV, which may deduct it from the next quarterly payment, provided that if such overpayment exceeds $10,000, Biovail shall within 10 days return the overpayment to DOV.

2.5  Taxes.

        DOV, if required so to do by any applicable tax law, may deduct any governmental withholding tax required to be deducted by it on payment of royalties under this Agreement, but shall account to the relevant tax authorities for the sum so deducted and provide Biovail with proof of such payment from such authorities. DOV shall provide reasonable assistance to Biovail in securing any benefits available to Biovail with respect to governmental tax withholdings by any relevant law or double tax treaty.

2.6  Payments.

        All payments hereunder shall be made in U.S. dollars and by wire transfer to a bank account designated by Biovail. For purposes of determining the amount of Net Sales during any calendar quarter, all sales in each other currency during such quarter shall be converted into dollars at the rate in effect at the time such payment is due and payable hereunder, as then reported by the Wall Street Journal. Any overdue amounts hereunder shall bear interest at the lesser of 8% per annum and the maximum legal interest rate.

2.7  Biovail to Provide Assistance to Conduct a Fed/Fasted Study.

        (a)  Notwithstanding the termination of the 2001 Agreement, Biovail shall use its Best Efforts to assist DOV to file a CTA to conduct a single fed/fasted study of any Product commencing in the second calendar quarter of 2003.

        (b)  Biovail's Best Efforts shall include, but not be limited to:

  (i)
  providing all clinical treatment authority records and manufacturing and other information in the possession of Biovail, Biovail Labs or a Biovail Affiliate at the Effective Date and necessary to allow DOV to file such CTA;

  (ii)
  at a customary and reasonable price, providing diltiazem in a form and quantity suitable to enable DOV to prepare a DOV Royalty Product for study use, to prepare such CTA and to conduct such fed/fasted study; and

  (iii)
  permitting DOV to engage Biovail's study facility, located in Toronto, Canada at Biovail's normal commercial rates to conduct such fed/fasted study.

Article III
(Grant of Limited License)

3.1  Grant of Limited, Non-Assignable, Non-Exclusive License to Biovail Labs.

        (a)  Pursuant to the terms and subject to the conditions of this Agreement, DOV hereby grants to Biovail Labs a limited, non-assignable, non-exclusive worldwide license under the DOV Patent (the "Limited Patent License") to Manufacture and Market any once-daily controlled release formulation of diltiazem or a pharmaceutically active salt thereof in the Field, provided that such formulation contains a quantity of diltiazem or a pharmaceutically active salt thereof not exceeding 5% by weight that is released within two hours of administration.

        (b)  Biovail Labs shall have no rights under the Limited Patent License to Manufacture and Market any once-daily controlled release formulation of diltiazem or a pharmaceutically active salt thereof that contains an immediate release component of diltiazem or a pharmaceutically active salt thereof that achieves a maximum release within one to two hours of administration.

        (c)  Biovail Labs shall have no rights under the Limited Patent License to Manufacture and Market any once-daily formulation of any controlled release formulation of diltiazem or a pharmaceutically active salt thereof containing an immediate release component of diltiazem or a pharmaceutically active salt thereof in an amount greater than 5% by weight.

        (d)  Biovail Labs shall have the right under the Limited Patent License to grant sublicenses to any Affiliate of Biovail, but shall otherwise have no rights under the Limited Patent License to grant sublicenses to third parties under the DOV Patent. DOV shall have the exclusive right to enforce and defend, and Biovail Labs shall not initiate, maintain, or be a party to (other than as a defendant), any legal action to enforce the DOV Patent.

3.2  Royalties.

        No royalties shall be payable by Biovail, Biovail Labs or any Biovail Affiliate under this Agreement in respect of the Manufacture or Marketing in the Field by Biovail, Biovail Labs or any Biovail Affiliate of any once-daily controlled release formulation of diltiazem or a pharmaceutically active salt thereof that contains a quantity of diltiazem or a pharmaceutically active salt thereof not exceeding 5% by weight that is released within two hours of administration.

Article IV
(Mutual Special Release)

4.1  Special Release by Biovail and Biovail Labs.

        (a)  In consideration of the terms set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as of the Effective Date, Biovail and Biovail Labs (including their respective present and former officers, directors, stockholders, employees, agents, attorneys, predecessors, successors, and assigns) hereby release DOV (including its present and former officers, directors, stockholders, employees, agents, attorneys, predecessors, successors, and assigns) from any and all claims, actions, causes of action, liabilities, damages, judgments, and demands of any kind, whether known or unknown, that Biovail or Biovail Labs had, have, may have, or ever claimed to have against DOV arising under or relating to the DOV Patent or the 2001 Agreement (collectively, "Biovail's Released Claims"). Biovail's Released Claims shall include, but not be limited to, all claims for attorney's fees and costs.

        (b)  Biovail's Released Claims shall not include claims based on a breach of this Agreement.

4.2  Special Release by DOV.

        (a)  In consideration of the terms set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as of the Effective Date, DOV (including its present and former officers, directors, stockholders, employees, agents, attorneys, predecessors, successors, and assigns) hereby releases Biovail and Biovail Labs (including their respective present and former officers, directors, stockholders, employees, agents, attorneys, predecessors, successors, and assigns) from any and all claims, actions, causes of action, liabilities, damages, judgments, and demands of any kind, whether known or unknown, that DOV had, has, may have, or ever claimed to have against Biovail arising under or relating to the 2001 Agreement (collectively, "DOV's Released Claims"). DOV's Released Claims shall include, but not be limited to, all claims for attorney's fees and costs.

        (b)  DOV's Released Claims shall not include claims based on a breach of this Agreement.

Article V
(Representations, Warranties, and Covenants)

5.1  No Admission of Liability.

        Neither this Agreement nor anything in this Agreement shall be construed to be an admission of liability or wrongdoing by any Party. The Parties further agree and acknowledge that neither this Agreement, nor the terms thereof or negotiations relating thereto, shall be offered in evidence in any action or proceeding for any purpose whatsoever, except to enforce the terms hereof or in any proceeding in which the terms of this Agreement are applicable.

5.2  Understanding of This Agreement.

        In entering into this Agreement, the Parties represent and warrant that they have relied on the advice of their respective attorneys and that the terms of this Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and accepted by them. The Parties hereto acknowledge that they and each of their counsel have had adequate opportunity to make whatever investigation or inquiry that may be necessary or desirable in connection with the subject matter of this Agreement prior to the execution hereof.

5.3  Confidentiality of This Agreement.

        The Parties agrees to keep this Agreement, the terms of this Agreement, and the terms of the negotiations leading to this Agreement completely confidential and not to disclose any such matters to anyone, in words or in substance, except as required by lawful summons, subpoena, or other legal process, or otherwise by law or to the extent necessary to enforce rights under this Agreement. Except as provided in Section 2.1(c) hereof, the Parties agree that any inquiries from third parties concerning the 2001 Agreement or the existence or terms of this Agreement shall be answered only with the statement that "the Parties have resolved all differences between them." The Parties agree and covenant that, upon execution of the Settlement Agreement, each will not disparage, ridicule, deprecate, condemn, criticize or malign the other Party or its business.

5.4  Authority; Binding Effect; Legality

        Each of the Parties hereto represents and warrants that (i) it has the requisite power and authority to execute and deliver this Agreement and the related documents to which such Party is a signatory;

(ii) the execution and delivery of this Agreement by such Party has been duly authorized by all requisite action(s) and creates valid and binding obligations of such Party, enforceable in accordance with its terms; (iii) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree or other restriction of any governmental authority or conflict with, result in a breach of, or constitute a default under any contract, lease, license instrument or other arrangement to which such Party is bound; and (iv) it is authorized to execute this agreement on behalf of its officers, directors, representatives, employees, agents, affiliates, subsidiaries, attorneys, insurers, successors, predecessors and assigns.

5.5  Warranty of Signatories

        Each person who signs this Agreement in a representative capacity represents and warrants that he or she is duly authorized to do so.

5.6  Effectuation of This Agreement.

        The Parties agree and covenant to cooperate fully and to take all additional actions that may be necessary or appropriate to give full force to the terms and intent of this Agreement and that are not inconsistent with its terms.

Article VI
(Other Provisions)

6.1  Scope of Agreement.

        This Agreement shall be binding upon and inure to the benefit of the Parties hereto as well as their administrators, trustees, receivers, conservators, representatives, parents, subsidiaries, affiliates, successors and assigns.

6.2  Entire Agreement.

        This Agreement contains all the representations and warranties, express and implied, oral and written, between and among the Parties hereto, and the entire understanding and agreement between and among the Parties, with respect to the subject matter hereof. All prior and contemporaneous conversations, discussions, negotiations, proposed agreements and agreements, covenants, understandings, representations or warranties with respect to the subject matter hereof are merged herein, waived, superseded and replaced in total by this Agreement. This Agreement is an integrated agreement and may not be altered, amended, modified or otherwise changed in any respect whatsoever except in a written instrument executed by all Parties (or their successors-in-interest) that expressly states that it is a modification or alteration of this Agreement.

6.3  Enforcement.

        This Agreement, and any claims and disputes arising out of or in connection with this Agreement or the transactions, conditions or performance contemplated hereby, shall be governed by and construed in accordance with the laws of the State of New York without regard to its principles of conflicts of laws. Any judicial proceedings brought with respect to this Agreement or otherwise arising between the Parties hereto shall be brought only in the United States District Court for the Southern District of New York. The Parties expressly consent to jurisdiction in this forum. The Parties consent to service of process in any such action by certified mail addressed in accordance with paragraph 6.10 hereof, without prejudice to service of process by any other means authorized by law.

6.4  Severability of Provisions.

        In the event that any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable against any of the Parties hereto for any reason or to any extent, this Agreement shall not be rendered void but any such provision or provisions shall be deemed amended to apply to the maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if the court finds that any provision in this agreement is unenforceable and such provision cannot be amended so as to make it enforceable in any application or to any extent, all remaining provisions of this Agreement shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable provision.

6.5  Construction.

        In any construction to be made of this Agreement, the same shall not be construed against any Party on the basis that the Party was the drafter. Rather, the language of this Agreement shall in all cases be construed as a whole, according to its fair meaning and not strictly for or against any of the Parties.

6.6  Counterparts.

        This Agreement is executed in four counterparts, each bearing the signature of the Parties hereto, and shall take effect as a single agreement upon the execution of the counterparts by each of the Parties.

6.7  No Waiver of Breach.

        No waiver of any breach of any term or provisions of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the Party waiving the breach. Failure to enforce, or delays in enforcing the terms of this Agreement against any breach thereof will not act as a waiver of any such breaches or of any subsequent breaches.

6.8  Sufficiency of Consideration.

        The Parties acknowledge that the covenants contained in this Agreement can provide good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in this Agreement.

6.9  Binding Upon Signature; Survival.

        This Agreement shall be binding upon the Parties when signed and delivered. The representations and warranties contained in this Agreement shall survive the execution, delivery and consummation of this Agreement.

6.10 Notices.

        Except as may be otherwise provided in this Agreement, any notice, demand or request given, made or required to be made shall be in writing and shall be effective when received after delivery by (a) registered air mail, postage prepaid; (b) facsimile with electronic confirmation of receipt; or (c) a reputable international courier such as Federal Express or DHL at the addresses set forth below or to any other address that a Party specifies in writing.

If to Biovail, to:

  Biovail Laboratories Incorporated
  Chelston Park, Building 2
  Collymore Rock
  St. Michael BH1
  Barbados, West Indies
  Attention: President

  and

  Biovail Corporation
  7150 Mississauga Road
  Mississauga, Ontario L5N 8M5
  Attention:  Kenneth Cancellara
                      Senior Vice President and General Counsel.

If to DOV, to:

  DOV Pharmaceutical, Inc.
  433 Hackensack Avenue
  Hackensack, New Jersey 07601
  Attention: J. Robert Horton
                      General Counsel

DOV PHARMACEUTICAL, INC.
By:
Name: Arnold Lippa Title: Chief Executive Officer
BIOVAIL LABORATORIES INCORPORATED
By:
Name: Eugene Melnyk Title: President
BIOVAIL CORPORATION
By:
Name: Eugene Melnyk Title: Chairman

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CONFIDENTIAL PATENT LICENSE, SETTLEMENT, AND SPECIAL MUTUAL RELEASE AGREEMENT
Article I (Definitions and Background)
Article II (Termination of the 2001 Agreement)
Article III (Grant of Limited License)
Article IV (Mutual Special Release)
Article V (Representations, Warranties, and Covenants)
Article VI (Other Provisions)